Exhibit 99.1

Press Release

Vuzix Provides Business Update and Second Quarter 2015 Operating Results

ROCHESTER, N.Y., August 13, 2015 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or, the “Company”), a leading supplier of video eyewear and smart glasses products in the consumer, enterprise and entertainment markets, today provided an update on its business initiatives and reported its second quarter financial results for the period ended June 30, 2015.

Recent Corporate Highlights:

Vuzix CEO and President Paul J. Travers said, “We are excited about the many advances we made during the second quarter of 2015 that position us for strong growth over time. The decline in revenue in the second quarter masks real strides that the Company has made in driving recurring sales of Vuzix M100 Smart Glasses, which is our top priority.”

Mr. Travers continued, “The composition of our sales mix represents a significant improvement compared to 2014, when the majority of M100 sales were non-recurring and made to early adopters and developers. By comparison, now we have customers that are placing larger orders and we expect the majority of these will be recurring in nature as these customers expand their pilots to actual live-use programs. Because of the fixed cost nature of our business, once sales start to build, we should see a meaningful positive impact on our gross and operating margins, as well as our cash flow.”

Some of the highlights during our second quarter include:

•	Launched pre-sales of iWear Video Headphones and showcased product at E3 in Los Angeles in preparation for October shipments
•	Broke ground on new corporate facility in Rochester, NY, designed to be capable of producing millions of waveguides per year
•	Incorporated M100 Smart Glasses into a new HP solution, Visual Remote Guidance (VRG), which was showcased at the Interop IT Conference & Expo and at HP Discover 2015 in Las Vegas
•	Launched the Vuzix M100 Smart Glasses Manager (SGM) app on iTunes and Google Play
•	Vuzix M100 Smart Glasses with specially designed prescription lens options in a safety glass format became available for the first time in a retail chain of optical stores, Eyeglass World
•	Vuzix common shares were selected for inclusion in the Russell Microcap® Growth Index when the Russell indices were reconstituted in June

The forward outlook is very promising with the fall launches of the iWear Video Headphones and enhanced M100 Smart Glasses. The Company will be heavily focused this fall on development activities for its new waveguide products for introduction in early 2016, as well as new enhanced smart glasses models.

The following table compares the Company’s condensed statement of operations data for the three months and six months ended June 30, 2015 and 2014.

VUZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2015	2014	2015	2014

Sales of Products	$427,812	$609,887	1,123,386	1,259,305
Sales of Engineering Services	—	113,371	113,581	262,371

Total Sales	427,812	723,258	1,236,967	1,521,676

Cost of Sales — Products	392,548	416,808	977,938	807,457
Cost of Sales — Engineering Services	—	45,432	45,432	105,032

Total Cost of Sales	392,548	462,240	1,023,370	912,489

Gross Profit	35,264	261,018	213,597	609,187
Operating Expenses:
Research and Development	732,491	295,552	1,247,198	692,974
Selling and Marketing	345,262	256,767	702,809	621,322
General and Administrative	1,023,244	532,561	3,958,149	1,012,197
Depreciation and Amortization	78,548	101,438	138,187	201,143

(Loss) from Operations	(2,144,281)	(925,300)	(5,832,746)	(1,918,449)

Other Taxes and Foreign Exchange	(6,513)	(21,380)	(13,017)	(46,772)
Gain (Loss) on Derivative Valuation	(23,279)	1,248,556	(1,026,706)	3,823,818
Interest and Debt related Amortization Expenses	(228,254)	(62,766)	(620,710)	(107,581)

Net (Loss) Income before Preferred Dividends	$(2,402,327)	$239,110	$(7,493,179)	$1,751,016

Basic Earnings (Loss) per Share	$(0.17)	$0.02	$(0.56)	0.17

Second Quarter 2015 Operational Financial Commentary:

•	Vuzix reported $427,812 in revenues for the three months ended June 30, 2015, compared to $723,258 for the same period in 2014. The decrease in product sales for the three months ended June 30, 2015, over the same period in 2014, was primarily the result of the phase-out of our Wrap 1200 series of products. The Wrap Video Eyewear products are used for Video Viewing, Augmented Reality, and Virtual Reality applications. All of these Wrap 1200 product models were phased out early in the period due to planned product changes to higher resolution versions, and as a consequence we had very limited quantities left for sale as compared to the 2014 period. As a result, sales of Video Eyewear, AR and VR products decreased by 74% over the comparative period in 2014 and represented just 16% of revenues for the 2015 period. Sales of M100 Smart Glasses were virtually flat for the quarter as compared to the prior year and they represented 84% of total product revenues as compared to 60% in the 2014 period.

•	Gross margin decreased to 8.2% compared to 36.1% for the period ended June 30, 2014. The 2015 margins were negatively affected by the amortization of software development costs of $71,612, and $43,750 in minimum software royalties related to a new software bundle on the M100 Smart Glasses versus Nil for both these costs in the 2014 period. Additionally, there was a $32,163 increase in manufacturing overheads. As all these expenses are primarily fixed at our current operating levels; they, along with the reduction in sales, significantly reduced gross profits.

•	Overall research and development costs for the 2015 period were up $436,939 compared to 2014, reflecting increased development activities on new products and the fact that all software development costs were expensed in the 2015 quarter versus the capitalization of $62,500 of salaries in the comparative 2014 period.

•	General and Administrative expense for the three months ended June 30, 2015, as compared to 2014, increased by $490,683, derived primarily from higher investor relations costs totalling $325,337, including non-cash expense of $248,763 for stock and warrants awarded to consultants; a $45,137 increase in professional and consulting fees; a $142,725 increase in salary and stock compensation costs; and a $10,571 increase in stock exchange listing fees.

•	Other income and (expense) for the 2015 period was ($258,046) compared to income of $1,164,410 in 2014. The swing was primarily attributable to a $1,271,835 negative change in the derivative liability valuation mark-to-market revaluation for 2015 versus 2014, when we reported a gain of $1,248,556. These mark-to-market valuations create losses when the Company’s stock price increases and profits when the stock price decreases between the end-of-quarter measurement dates.

•	The Company reported a net loss of ($2,402,327) for the three months ended June 30, 2015, versus net income of $239,110 for the same period in 2014 when we reported a $1,248,556 gain in our mark-to-market derivative liability.

Balance Sheet and Capital Resources Improvements

As of June 30, 2015, we had cash and short-term marketable securities totaling of $20,047,989. We had a positive working capital position of $21,005,450 on June 30, 2015, versus a negative working capital position of $1,427,139 as of December 31, 2014. The Company has paid down its accounts payable and is now investing in inventory and components for the launch of its iWear Video Headphones this fall.

The close of the $24.8 million Series A preferred share financing with Intel Corporation on January 2, 2015, greatly improved the Company’s cash position, stockholders equity and derivative liabilities, which as of June 30, 2015, stands at only $169,027 as compared to $13,451,138 as of December 31, 2014. The following table summarizes key balance sheet areas as of June 30, 2015, which were impacted by the financing on January 2, 2015.

VUZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Current Assets
Cash and Marketable Securities	$20,047,989	$84,967
Accounts Receivable	84,380	383,533
Inventories and Vendor Deposits	1,930,610	1,068,040
Prepaid Expenses and Other Assets	536,373	422,909

Total Current Assets	22,599,352	1,959,449

Tooling and Equipment, Net	486,190	416,965
Patents and Trademarks, Net	514,295	423,489
Software Development Costs, Net	644,513	787,738
Debt Issuance Costs, Net	89,488	112,521
Total Assets	$24,333,838	$3,700,162

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$688,397	$2,183,565
Notes Payable and Current Portion of Debts	88,473	294,845
Customer Deposits and Unearned Revenue	90,463	173,953
Accrued Expenses	726,569	734,225

Total Current Liabilities	1,593,902	3,386,588

Long-Term Liabilities
Long-Term Derivative Liability	169,027	13,541,138
Long-Term Portion of Term, Net and Accrued Interest	1,202,957	1,170,447

Total Liabilities	2,965,886	18,098,173

Stockholders’ Equity (Deficit)
Preferred Stock	50	—
Common Stock	16,000	11,296
Additional Paid-in Capital	73,006,471	29,752,083
Accumulated Deficit	(51,654,569)	(44,161,390)
Total Stockholders’ Equity (Deficit)	21,367,952	(14,398,011)
Total Liabilities and Stockholders’ Equity (Deficit)	$24,333,838	$3,700,162

Readers should refer to our 10-Q for the quarter ended June 30, 2015, for the completed financial statements and management discussion of results from operations.

Conference call information:

Date: Friday, August 14, 2015

Time: 8:30 AM Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-407-0839

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8863

Participating on the call will be Vuzix Chief Executive Officer and President Paul Travers, and Chief Financial Officer Grant Russell, who will discuss operational and financial highlights for the second quarter 2015.

To join the live conference call, please dial in to the above referenced telephone numbers five to ten minutes prior to the scheduled call time. A live webcast and archive of the call will also be available on the Vuzix website at: http://vuzix.equisolvewebcast.com/fr-8-14.

A replay will be available for 14 days starting on August 14, 2015, at approximately 11:00 AM (ET). To access the replay, please dial 877-660-6853 in the U.S. & Canada and 201-612-7415 for international callers. The conference ID# is 13595774.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear and Smart Glasses products in the consumer, commercial and entertainment markets.

The Company's products include personal display and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 41 patents and 10 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2015 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to earnings/losses, financial results, new product introductions and their success, among other things, and the Company's leadership in the Video Eyewear and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov ). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

For further investor information contact:

Media and Investor Relations Contact:

Andrew Haag

Managing Partner

IRTH Communications

vuzi@irthcommunications.com

Tel: (866) 976-4784

Vuzix Corporation
2166 Brighton Henrietta Townline Road
Rochester, NY 14623 USA
Investor Information – Grant Russell
IR@Vuzix.com
Tel: (585) 359-7562
www.vuzix.com